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NEWS RELEASE                                HUNTINGTON BANKS LOGO


FOR INFORMATION, CONTACT:
MEDIA                                       ANALYSTS
-----                                       --------
GAIL GESHWILM     (614) 480-5413            LAURIE COUNSEL   (614) 480-3878
                                            CHERI GRAY       (614) 480-3803


                        JUDITH D. FISHER, VICE CHAIRMAN,
                                LEAVES HUNTINGTON

         Columbus, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced Judith D. Fisher, vice chairman, has elected to leave the bank to pursue other interests. Ms. Fisher was responsible for the company's Private Financial Group line of business, institutional sales and trading, as well as the oversight of investment and funds management.

         Rob Comfort, senior managing director, The Huntington Investment Company, will assume responsibility for the Private Financial Group. Mr. Comfort joined The Huntington Investment Company in June 1995 as National Sales Manager and was promoted to his current position in mid-1997. Under his leadership, brokerage income has tripled since 1995. Beth Russell, executive vice president, will continue her responsibilities for investment and funds management. Ms. Russell has managed this function since 1985. Both Russell and Comfort will report to Peter Geier, president and chief operating officer.

         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $29 billion. Huntington has more than 134 years of serving the financial needs of its customers.

         Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina, and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services through its technologically advanced, 24-hour telephone bank, a network of more than 1,400 ATMs and its Web Bank at www.huntington.com.

         For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.

             VISIT THE HUNTINGTON'S WEB SITE AT WWW.HUNTINGTON.COM